Exhibit 99.1
FOR IMMEDIATE RELEASE
HOTEL INDUSTRY VETERAN APPOINTED PRESIDENT AND CEO OF WYNDHAM HOTEL GROUP
PARSIPPANY, N.J. (November 17, 2008) — Eric A. Danziger, a hotel industry leader for more than 30 years, has been named president and CEO of Wyndham Hotel Group, the world’s largest hotel franchise company, a part of Wyndham Worldwide, (NYSE:WYN).
“Eric is a highly qualified and well-regarded hotel industry executive with an impressive track record in multiple brands, including Wyndham,” said Stephen P. Holmes, chairman and CEO, Wyndham Worldwide. “Eric’s proven leadership skills, hands-on operations experience and ability to diversify and grow businesses make him the ideal candidate to lead our hotel business and create and maintain strong relationships with our franchisees and owners.”
Danziger built his career from the “ground floor up,” starting as a bellman at the Fairmont Hotel in San Francisco and growing into progressively senior roles in hotel operations, general management and regional operations. After 11 years with Doubletree Hotels where he eventually ran a chain of 120 hotels, Danziger took on his first president role in 1990 for Wyndham Hotels and Resorts, a relatively small hotel company at the time. He grew the portfolio to 100 hotels during his tenure and helped the company successfully go public in 1995. He then joined Starwood Lodging as president and CEO, helping to grow the portfolio worldwide, and later served as president and CEO of Carlson Hotels Worldwide where he again helped diversify the portfolio and grow the company internationally.
Danziger most recently was CEO of WhiteFence, an online one-stop comparison shopping and transaction site for home services, and prior to that, served as CEO of a startup online real estate company, ZipRealty.
“I am extremely excited to return to the hospitality industry and help to lead and grow Wyndham Hotel Group’s business and portfolio of 12 brands encompassing nearly 7,000 franchised and managed hotels,” commented Danziger. “But most importantly, it was the people and the company’s focus on execution and growth that attracted me to Wyndham Worldwide and the Hotel Group. The breadth and diversity of the business model and portfolio of world-renowned brands is exciting and I am really looking forward to being part of the high-energy and innovative leadership team.”
Danziger will start work on December 1, 2008.
About Wyndham Worldwide
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses 6,970 franchised hotels and approximately 583,400 hotel rooms worldwide. Group RCI offers its nearly 3.7 million members access to more than 67,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of approximately 145 vacation ownership resorts serving over 800,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs more than 32,000 employees globally.
About Wyndham Hotel Group
Wyndham Hotel Group, one of three principal components of Wyndham Worldwide Corporation, encompasses 6,970 franchised hotels and approximately 583,400 hotel rooms in 65 countries on six continents under the Wyndham®, Ramada®, Days Inn®, Super 8®, Wingate® by Wyndham, Baymont Inn & Suites®, Microtel Inns and Suites®, Hawthorn Suites®, Howard Johnson®, Travelodge®, Knights Inn® and AmeriHost Inn® brands. All hotels are owned individually and operated independently or by Wyndham Hotel Management. Wyndham Hotel Group is based in Parsippany, N.J.
For more information about Wyndham Worldwide, please visit the Company’s Web site at http://www.wyndhamworldwide.com/.
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CONTACT:
Betsy O’Rourke
Senior Vice President,
Marketing and Communications
Wyndham Worldwide Corporation
(973) 753-7422
Betsy.O’Rourke@wyndhamworldwide.com